UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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Synopsys, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
March 23, 2007

To the Stockholders of Synopsys, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Synopsys, Inc., a Delaware corporation, will be held on March 23, 2007, at 8:00 a.m. local time in at our offices located at 700 East Middlefield Road, Building C, Mountain View, California 94043, for the following purposes:

1.                To elect seven directors to serve for the ensuing year and until their successors are elected.

2.                To ratify the appointment by our Audit Committee of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2007.

3.                To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on February 14, 2007 are entitled to notice of and to vote at the meeting. We cordially invite all stockholders to attend the meeting in person. However, to assure your representation at the meeting, we urge you to sign and return the enclosed proxy as promptly as possible in the enclosed envelope. Any stockholder attending the meeting may vote in person even if he or she has previously returned a proxy.

Sincerely,

Brian E. Cabrera
Vice President, General Counsel and Corporate Secretary

Mountain View, California
February 20, 2007

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

700 East Middlefield Road
Mountain View, California 94043

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 23, 2007

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the Board of Directors (“Board”) of Synopsys, Inc., a Delaware corporation (“Synopsys”, “we” or “us”) for use at the Annual Meeting of Stockholders to be held on March 23, 2007 (the “Annual Meeting”), at 8:00 a.m. local time at our offices located at 700 East Middlefield Road, Building C, Mountain View, California 94043.

We intend to mail these proxy solicitation materials on or about February 20, 2007 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

We will bear the cost of soliciting proxies. We have retained D.F. King & Co., Inc. to assist us in soliciting proxies, for which we will pay D.F. King & Co. a fee of approximately $9,000 plus out-of-pocket expenses. We will also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. We will furnish copies of solicitation material to such brokerage firms and other representatives. Proxies may also be solicited by our directors, officers and employees without additional compensation personally or by telephone, facsimile or e-mail. Except as described above, we do not presently intend to solicit proxies other than by mail.

Revocability of Proxies

Any stockholder of record giving a proxy may revoke it at any time before the Annual Meeting by delivering to our principal executive offices at the address given above, attention Corporate Secretary, a written notice of revocation or a duly executed proxy bearing a later date, which notice must be received by Synopsys prior to the Annual Meeting. The proxy may also be revoked by attending the Annual Meeting and voting in person. If you hold your shares through a broker, bank or other agent and you wish to revoke a proxy you have already cast, please contact your broker for instructions. See “Voting by Beneficial Owners,” below.

Record Date

Stockholders of record on February 14, 2007 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 144,055,794 shares of our common stock, $0.01 par value, were issued and outstanding. No shares of our preferred stock were outstanding.

Shares Registered in Your Name

If on the Record Date your shares were registered directly in your name with Synopsys’ transfer agent, Computershare Investor Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Voting by Beneficial Owners

If you hold your shares through a broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, to vote in person at the Annual Meeting, you must obtain a special proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request such form of  proxy. Please complete and mail the proxy card as instructed to ensure your vote is counted. Alternately, you may vote by telephone or over the Internet if permitted by your broker, bank or other agent. If you wish to revoke a proxy you have already cast, please contact your broker, bank or other agent for instructions.

Voting and Share Ownership

Each stockholder is entitled to one vote for each share of common stock held by such stockholder as of the close of business on the Record Date. The holders of a majority of the shares of our common stock issued and outstanding and represented in person or by proxy shall constitute a quorum. You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting. All valid proxies received before the Annual Meeting will be accepted and all shares represented by a proxy will be voted. If a stockholder indicates a choice on his or her proxy on a particular matter to be acted upon, the shares will be voted as indicated. If a stockholder does not indicate a choice, the shares will be voted in favor of the proposal. We deem a stockholder who affirmatively abstains on any or all matters to be present at the meeting for purposes of determining whether a quorum is present and the total number of votes cast with respect to a proposal (other than votes cast for the election of directors); therefore, the abstention will have the same effect as an “Against” vote for all matters other than election of directors. If a nominee (such as a brokerage firm) holding shares for a beneficial owner (i.e., a stockholder holding shares in “street name”) does not receive instructions from such beneficial owner as to how to vote those shares on a proposal and does not have discretionary authority to vote on such proposal under the rules of the applicable stock exchange, then the shares held by such owner will be deemed present at the meeting for quorum purposes but will not be deemed to have voted on such proposal; accordingly, these shares will have no effect on the outcome of any given proposal on which they are deemed not voted.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE—ELECTION OF DIRECTORS

Our bylaws provide that our Board shall consist of not less than five nor more than nine persons. Our Board currently consists of seven members. There are seven nominees for director this year. Each director to be elected at the Annual Meeting will serve until our next annual meeting of stockholders and until his or her successor is elected and qualified or the director’s death, resignation or removal. The Corporate Governance Committee of the Board (the “Governance Committee”) has selected the seven nominees named below for reelection as directors. Each such person has agreed to serve if elected and management has no reason to believe that any nominee will be unavailable to serve. Unless marked otherwise we will vote proxies returned to us for the nominees named below. The seven candidates receiving the highest number of affirmative votes of the shares represented and voting on this proposal at the Annual Meeting will be elected as directors.

Recommendation

Our Board unanimously recommends that our stockholders vote FOR the election of each of the following nominees to serve as our directors until the next annual meeting of stockholders and until their successors have been elected and qualified or the director’s death, resignation or removal.

Nominees

Set forth below is information regarding the nominees, including information they have furnished as to their principal occupations, certain other directorships they hold and their ages as of the Record Date. Other than Drs. de Geus and Chan, all nominees are independent under applicable Nasdaq National Market (“Nasdaq”) listing standards.

Name	Age	Year First Elected Director
Aart J. de Geus	52	1986
Chi-Foon Chan	57	1998
Bruce R. Chizen	51	2001
Deborah A. Coleman	54	1995
Sasson Somekh	60	1999
Roy Vallee	54	2003
Steven C. Walske	54	1991

Background of Directors

Dr. Aart J. de Geus co-founded Synopsys and currently serves as Chairman of the Board of Directors and Chief Executive Officer. Since the inception of Synopsys in December 1986, he has held a variety of positions, including Senior Vice President of Engineering and Senior Vice President of Marketing. From 1986 to 1992, Dr. de Geus served as Chairman of the Board. He served as President from 1992 to 1998. Dr. de Geus has served as Chief Executive Officer since January 1994 and has held the additional title of Chairman of the Board since February 1998. He has served as a Director since 1986. From 1982 to 1986, Dr. de Geus was employed by General Electric Corporation, where he was the Manager of the Advanced Computer-Aided Engineering Group.

Dr. Chi-Foon Chan has served as Chief Operating Officer since April 1997 and as President and a Director of Synopsys since February 1998. From September 1996 to February 1998, he served as Executive Vice President, Office of the President. From February 1994 until April 1997, he served as Senior Vice President, Design Tools Group. In addition, he has held the titles of Vice President of Application Engineering and Services; Vice President, Engineering and General Manager, DesignWare Operations; and Senior Vice President, Worldwide Field Organization. Dr. Chan joined Synopsys in May 1990. From March 1987 to May 1990, Dr. Chan was employed by NEC Electronics, where he was General Manager, Microprocessor Division. From 1977 to 1987, Dr. Chan held a number of senior engineering positions at Intel Corporation.

Bruce R. Chizen has been a member of our Board since April 2001. Mr. Chizen has served as Chief Executive Officer of Adobe Systems Incorporated, a provider of graphic design, publishing and imaging software for Web and print production, since December 2000 and served as President from April 2000 to January 2005. He joined Adobe Systems in August 1994 as Vice President and General Manager, Consumer Products Division and in December 1997 became Senior Vice President and General Manager, Graphics Products Division. In August 1998, Mr. Chizen was promoted to Executive Vice President, Products and Marketing. From November 1992 to February 1994, he was Vice President and General Manager, Claris Clear Choice for Claris Corp., a wholly-owned subsidiary of Apple Computer. He is a director of Adobe Systems.

Deborah A. Coleman has been a member of our Board since November 1995. Ms. Coleman is a General Partner of SmartForest Ventures, a venture capital firm, which she co-founded in June 2000. Ms. Coleman was Chairman of the Board of Merix Corporation, a manufacturer of printed circuit boards, from May 1994, when it was spun off from Tektronix, Inc., until September 2001. She also served as Chief Executive Officer of Merix from May 1994 to September 1999 and as President from March 1997 to September 1999. Ms. Coleman joined Merix from Tektronix, a diversified electronics corporation, where she served as Vice President of Materials Operations, responsible for worldwide procurement, distribution, component engineering and component manufacturing operations. Prior to joining Tektronix in November 1992, Ms. Coleman was with Apple Computer, Inc. for eleven years, where she held several executive positions, including Chief Financial Officer, Vice President, Information Systems and Technology and Vice President of Operations. She holds an M.B.A. from Stanford University. Ms. Coleman serves on the Boards of Directors of Applied Materials, Inc., a manufacturer of semiconductor fabrication equipment, Kryptiq Corp., a secure-messaging provider of medical information flows, Teja Technologies, Inc., an embedded system software company and NeoPad, Inc., a fabricator of custom chemical mechanical polishing pads for semiconductor manufacturing.

Dr. Sasson Somekh has been a member of our Board since January 1999. From January 2004 through January 2007, Dr. Somekh served as President of Novellus Systems, Inc., a manufacturer of semiconductor fabrication equipment and currently serves as chair of the Technical Advisory Board of Novellus. Previously, Dr. Somekh served as a member of the board of directors of Applied Materials, Inc. from April 2003 until December 2003, and as an Executive Vice President of Applied Materials from November 2000 until August 2003. Dr. Somekh served as a Senior Vice President of Applied Materials from December 1993 to November 2000 and as a Group Vice President from 1990 to 1993. Dr. Somekh is a director of Nanosys, Inc., a developer of nano-enabled systems for use in energy, defense, electronics, healthcare and information technology applications, Sol-Gel Technologies Ltd., a nanotechnology skin care company and SoloPower Inc., a solar power company, all of which are privately held.

Roy Vallee has been a member of our Board since February 2003. Mr. Vallee is Chief Executive Officer and Chairman of the Board of Avnet, Inc., a global semiconductor products and electronics distributor, positions he has held since June 1998. Previously, he was its Vice Chairman of the Board from November 1992 until June 1998, and also its President and Chief Operating Officer from March 1992 until June 1998. Mr. Vallee currently serves on the board of directors of Teradyne, Inc., an automated testing company for the electronics, communications and software industries. He is also co-chair of the Arizona Governor’s Council on Innovation and Technology.

Steven C. Walske has been a member of our Board since December 1991. Mr. Walske has been Managing Director of Myriad Investments, LLC, a private equity firm specializing in investments in software companies, since June 2000. Previously, Mr. Walske served as Chief Business Strategist of Parametric Technology Corporation from June 2000 until June 2005, as Chairman, Chief Executive Officer and a Director of Parametric from August 1994 until June 2000, and as President, Chief Executive Officer and a Director of Parametric from December 1986 to August 1994.

There are no family relationships among any of our executive officers, directors or persons nominated to become directors.

Board Committees and Meetings

Our Board held four meetings during fiscal 2006. During the year, our Board maintained an Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee (the “Governance Committee”). All of such committees have written charters which are available on our website at www.synopsys.com/corporate/governance. Our Audit Committee Charter is also attached as Appendix A. The charters and the additional information about our corporate governance policies and practices available on our website shall not constitute “soliciting material,” shall not be deemed “filed” with the Securities and Exchange Commission (the “SEC”), and are not to be incorporated by reference into any of our other filings under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act of 1934 (the “Exchange Act”), except to the extent we specifically incorporate such charters and additional information by reference therein.

During fiscal 2006, our Audit Committee held sixteen meetings. The current members are Ms. Coleman (Chair), Dr. Somekh and Mr. Vallee. All members of our Audit Committee are considered independent under the applicable Nasdaq listing standards. The Audit Committee acts on behalf of the Board, performing financial oversight responsibilities relating to (1) the integrity of our financial statements, financial reporting processes and systems of internal accounting and financial controls, (2) our internal audit function, (3) the annual independent audit of our financial statements, (4) the engagement of our independent registered public accounting firm and evaluation of their performance and independence, and (5) compliance with legal and regulatory requirements. SEC regulations require us to disclose whether a director qualifying as a “financial expert” serves on the Audit Committee. Our Board has determined that both Ms. Coleman and Mr. Vallee qualify as financial experts within the meaning of such regulations.

During fiscal 2006, our Compensation Committee held four meetings. The current members are Mr. Chizen (Chair) and Mr. Walske. The Compensation Committee reviews and approves our general compensation policies, sets compensation levels for our executive officers (including our Chief Executive Officer) and administers our stock option, employee stock purchase, deferred compensation and 401(k) plans. Both members of our Compensation Committee are considered independent under applicable SEC rules and applicable Nasdaq listing standards.

During fiscal 2006, our Governance Committee held four meetings. The current members are Mr. Walske (lead independent director), Mr. Chizen, Ms. Coleman, Dr. Somekh and Mr. Vallee. All members of our Governance Committee are considered independent under applicable Nasdaq listing standards. The Governance Committee identifies and recommends to the Board candidates for membership on the Board and Board committees, oversees matters of corporate governance, reviews the performance of our Chief Executive Officer and our other executive officers and reviews such other matters relating to our management as it deems appropriate. Our Governance Committee’s policy regarding consideration of director candidates submitted by stockholders is set forth below under “Consideration of Stockholder Recommendations for Candidates for Election to our Board.” The Governance Committee has approved the seven nominees for election to our Board at the Annual Meeting.

During fiscal 2006, all directors attended at least 75% of the meetings of our Board and Board committees on which they served.

Director Compensation

The following table sets forth the cash and equity compensation paid during fiscal 2006 to each non-employee member of our Board standing for reelection at the Annual Meeting. Employee directors do not receive additional compensation for serving as directors.

Name	Retainer	Committee Fees(1)	Restricted Stock Grant
Bruce R. Chizen	$125,000	N/A	5,752
Deborah A. Coleman	$125,000	$16,000	5,752
Sasson Somekh	$125,000	$8,000	5,752
Roy Vallee	$125,000	$8,000	5,752
Steven C. Walske	$125,000	N/A	5,752

(1)          Each member of the Audit Committee receives $2,000 per Audit Committee meeting attended, other than the chair, who receives $4,000 per Audit Committee meeting attended, in each case up to a maximum of four meetings per year. No fees are payable for membership on any other committees of our Board.

Non-employee directors are eligible to receive equity compensation under the 2005 Non-Employee Directors Equity Incentive Plan (the “2005 Directors Plan”), which provides for automatic grants to each non-employee member of our Board upon their initial appointment or election, and upon their reelection each year. The award price per share is 100% of the fair market value of our common stock on the grant date. New non-employee directors receive an initial option for 30,000 shares, vesting in annual equal installments on the date preceding each of the first four annual stockholders’ meetings following the grant date, assuming continued Board service through each vesting date. In addition, each person who is reelected to serve as a non-employee Board member receives either (1) an option grant (with the number of shares determined so that the aggregate “fair value” of the option, calculated using the option pricing model used to determine the value of stock-based compensation in our financial statements, will equal the annual cash retainer then paid to non-employee Board members) or (2) a restricted stock grant (with the number of shares subject to the award determined so that the fair market value of the restricted stock grant on the date of grant will equal the annual cash retainer then paid to non-employee Board members). The option grant or restricted stock vest in a series of 36 successive equal monthly installments from the grant date, assuming continued Board membership through each vesting date. The Board elected to receive restricted stock for the 2006 and future grants and, as a result, Synopsys issued an aggregate of 5,752 shares of restricted stock to each non-employee director. The 2005 Directors Plan expires on the day immediately preceding our 2010 annual stockholders’ meeting.

Share Ownership Guidelines

In order to better align the interests of our Board members and our senior executives with the interests of our stockholders, our Board has adopted stock ownership guidelines. Under these guidelines, our Board recommended that the following covered officers achieve the following share ownership levels of our common stock, and to hold such number of shares for so long as they serve in such positions: (1) Chief Executive Officer—50,000 shares; (2) President and Chief Operating Officer—25,000 shares; and (3) all senior vice presidents—10,000 shares.

Covered officers may acquire shares of our common stock through stock option exercises, purchases under our employee stock purchase plan, through open market purchases made in compliance with applicable securities laws and our insider trading policy or through any other equity plans we may adopt from time to time. Each covered officer should meet the applicable guidelines by August 31, 2007 or within four years of becoming a covered officer. The guidelines do not require any covered officer to exercise stock options or to purchase shares of our common stock on the open market solely to meet these guidelines. When stock options are exercised or shares are purchased under our employee stock purchase plan, however, the guidelines recommend that the covered officer retain a number of shares of common stock equal to the lesser of twenty-five percent (25%) of the net value of shares of common stock acquired or vested (after deducting the exercise price, if any, and taxes at an assumed tax rate), or a number of shares necessary to reach such officer’s applicable common stock ownership guideline amount.

In addition, our Board also adopted a stock ownership guideline under which non-employee directors are expected to achieve a share ownership level with a value equal to three times the amount of each non-employee member’s annual cash retainer (excluding compensation for committee service), measured each year on the date of the annual meeting of stockholders. Each non-employee member of our Board is recommended to achieve this level of ownership by May 31, 2008 or within three years of initial election as a director.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 3, 2007 by (1) each person known by us to beneficially own more than five percent of our common stock outstanding on that date, (2) each of our current directors, (3) our Chief Executive Officer and each of our other four most highly compensated executive officers whose compensation earned during fiscal 2006 exceeded $100,000 (our “named executive officers”) and (4) all of our directors and executive officers as a group.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner(1)	Number		Percentage Ownership
Entities associated with Goldman Sachs Asset Management, L.P.	17,803,388	(2)	12.34%
32 Old Slip New York, NY 10005
Entities associated with J. & W. Seligman & Co. Incorporated	10,107,219	(3)	7.00%
100 Park Avenue New York, NY 10017
Chi-Foon Chan	1,989,527	(4)	1.36%
Bruce R. Chizen	201,094	(5)	*	%
Deborah A. Coleman	128,662	(6)	*	%
Aart J. de Geus	3,194,423	(7)	2.17%
Antun Domic	393,471	(8)	*	%
Deirdre Hanford	373,148	(9)	*	%
Joseph Logan	48,967	(10)	*	%
Sasson Somekh	308,843	(11)	*	%
Roy Vallee	138,094	(12)	*	%
Steven C. Walske	199,962	(13)	*	%
All directors and executive officers as a group (18 persons)	7,961,173	(14)	5.25%

*                    Less than 1%

(1)          Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, we believe, based on information furnished by such persons and from Forms 13G and 13D filed with the SEC, that the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them as of February 3, 2007. Percentage of beneficial ownership is based on 144,294,490 shares of common stock outstanding as of February 3, 2007, adjusted as required by SEC rules. In computing the number of shares beneficially owned by a person or group and the percentage ownership of that person, shares of common stock issuable pursuant to options held by that person that are currently exercisable or exercisable by that person or group within 60 days of February 3, 2007 are deemed to be beneficially owned. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(2)          Based solely on a Schedule 13G filed with the SEC on January 17, 2007, reporting beneficial ownership as of December 31, 2006.

(3)          Based solely on a Schedule13G/A filed with the SEC on February 13, 2006, reporting beneficial ownership as of December 31, 2005. J. & W. Seligman & Co. Incorporated has shared voting and investment power with respect to these shares.

(4)          Includes options to purchase 1,892,326 shares exercisable by Dr. Chan within 60 days of February 3, 2007.

(5)          Includes options to purchase 188,332 shares exercisable by Mr. Chizen within 60 days February 3, 2007.

(6)          Includes options to purchase 110,000 shares exercisable by Ms. Coleman within 60 days of February 3, 2007.

(7)          Includes options to purchase 2,841,928 shares exercisable by Dr. de Geus within 60 days of February 3, 2007 and excludes 22,000 shares beneficially owned by Dr. de Geus’ wife and 275,000 shares beneficially owned by the Aart J. de Geus Annuity Trust.

(8)          Includes options to purchase 390,471 shares exercisable by Dr. Domic within 60 days of February 3, 2007.

(9)          Includes options to purchase 360,445 shares exercisable by Ms. Hanford within 60 days of February 3, 2007.

(10)   Includes options to purchase 48,967 shares exercisable by Mr. Logan within 60 days of February 3, 2007.

(11)   Includes options to purchase 271,666 shares exercisable by Dr. Somekh within 60 days of February 3, 2007.

(12)   Includes options to purchase 123,332 shares exercisable by Mr. Vallee within 60 days of February 3, 2007.

(13)   Includes options to purchase 150,000 shares exercisable by Mr. Walske within 60 days of February 3, 2007.

(14)   Includes options to purchase 7,322,070 shares exercisable by directors and executive officers within 60 days of February 3, 2007.

Executive Compensation

Named Executive Officer Compensation

The following table sets forth the compensation earned during fiscal 2006 by named executive officers, and providing that they were serving as executive officers during such years, each of fiscal 2005 and fiscal 2004.

Summary Compensation Table

		Annual Compensation($)				Long-Term Compensation Awards; Securities Underlying	All Other Compensation
Name and Position	Year	Salary($)		Bonus($)(1)		Options (#)	($)(2)
Aart J. de Geus	2006	$450,000		$1,257,100		290,000	$2,760
Chief Executive Officer and	2005	420,000		1,100,000		140,000	2,760
Chairman of the Board	2004	414,615	(3)	498,000		47,800	3,070
Chi-Foon Chan	2006	$420,000		$840,000		160,000	$5,112
President and Chief Operating	2005	420,000		820,000		100,000	5,112
Officer	2004	414,615	(3)	402,000		39,900	4,853
Joseph W. Logan	2006	$282,500	(4)	$586,000	(4)	53,000	$9,617
Senior Vice President,
Worldwide Sales
Deirdre Hanford	2006	$300,000		$457,000		80,000	$2,160
Senior Vice President,	2005	300,000		380,000		60,000	2,160
Global Technical Services	2004	283,846	(3)	228,000		39,450	2,121
Antun Domic	2006	$370,000		$355,000		105,000	$4,742
Senior Vice President and	2005	370,000		350,000		75,000	3,405
General Manager,	2004	359,230	(3)	246,000		39,450	3,336
Implementation Group

(1)          Represents bonuses and/or commissions paid pursuant to compensation plans approved by the Compensation Committee.

(2)          Amounts in this column reflect group term life insurance (GTL) premiums paid and Synopsys 401(k) matching contributions, and, in the case of Mr. Logan only, a car allowance. Fiscal 2006 amounts are as follows: Dr. de Geus: $1,260 in GTL and $1,500 in 401(k) contributions; Dr. Chan: $3,612 in GTL and $1,500 in 401(k) contributions; Mr. Logan: $917 in GTL, $1,500 in 401(k) contributions and $7,200 in car allowance; Ms. Hanford: $660 in GTL and $1,500 in 401(k) contributions, and Dr. Domic: $3,242 in GTL and $1,500 in 401(k) contributions.

(3)          Reflects a change in base salary approved by our Compensation Committee in December 2003 and effective February 2004. Adjusted fiscal 2004 base salaries for such executive officers were:
Dr. de Geus, $420,000; Dr. Chan, $420,000; Dr. Domic, $370,000; and Ms. Hanford, $300,000.

(4)          Mr. Logan was appointed Senior Vice President, Worldwide Sales on September 6, 2006.

The following table sets forth information regarding individual grants of options during fiscal 2006 to the named executive officers.

	Individual Grants
	Number of Securities Underlying Options		Percent of Total Options Granted to	Exercise Prices	Expiration	Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term($)(4)
Name	Granted		Employees(3)	($/Share)	Date	5%	10%
Aart J. de Geus	200,000	(1)	3.74%	$20.73	12/06/12	$1,687,838	$3,933,381
	90,000	(2)	1.69%	$20.73	12/06/12	$759,527	$1,770,021
Chi-Foon Chan	100,000	(1)	1.87%	$20.73	12/06/12	$843,919	$1,966,691
	60,000	(2)	1.12%	$20.73	12/06/12	$506,352	$1,180,014
Joseph W. Logan	13,000	(1)	0.24%	$21.10	12/02/12	$111,668	$260,233
	40,000	(1)	0.75%	$19.34	09/13/13	$314,933	$733,928
Deirdre Hanford	50,000	(1)	0.94%	$20.73	12/06/12	$421,960	$983,345
	30,000	(2)	0.56%	$20.73	12/06/12	$253,176	$590,007
Antun Domic	65,000	(1)	1.22%	$20.73	12/06/12	$548,547	$1,278,349
	40,000	(2)	0.75%	$20.73	12/06/12	$337,568	$786,676

(1)          All options were granted under our 1992 Stock Option Plan, except for option granted to Mr. Logan for 40,000 shares, which was granted under our 2006 Employee Equity Incentive Plan (the “2006 Plan”). An aggregate of 3/48ths of the options become exercisable three months after the grant date followed by 45 equal monthly installments, assuming continued service to Synopsys, subject to acceleration under certain circumstances involving a change in control of Synopsys. Each option has a maximum term of seven years, subject to earlier termination upon the optionee’s cessation of service.

(2)          All options were granted under our 1992 Stock Option Plan. Performance-based option pursuant to which 50% of the shares subject to the options shall vest when the first performance condition is met and 50% of the shares subject to the options shall vest when the second performance condition is met, assuming continued service to Synopsys and subject to acceleration under certain circumstances involving a change in control of Synopsys. Each option has a maximum term of seven years, subject to earlier termination upon the optionee’s cessation of service.

(3)          Based on a total of approximately 5.3 million shares subject to options granted to employees under Synopsys’ option plans during fiscal 2006

(4)          In accordance with the rules of the SEC, the columns referring to potential realizable value show the gains or “option spreads” that would exist for the options granted based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These estimated rates do not represent our estimate or projection of future common stock prices or of the gains that may actually be realized by the optionee.

The following table sets forth information concerning exercises of options to purchase our common stock and the value of unexercised options held by our named executive officers as of October 31, 2006.

Name	Shares Acquired On Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at October 31, 2006 Exercisable/ Unexercisable		Value of In-the-Money Options at October 31, 2006(2) Exercisable/ Unexercisable
Aart J. de Geus	36,423	$273	3,253,119	348,258	$8,467,352	$684,790
Chi-Foon Chan	22,305	$187,567	2,126,597	214,342	$3,856,237	$429,322
Joseph W. Logan	—	—	35,184	67,607	$133,046	$227,802
Deirdre Hanford	30,000	$126,450	353,172	118,378	$625,167	$234,503
Antun Domic	—	—	407,350	149,417	$338,193	$300,510

(1)          Market value at exercise less exercise price.

(2)          Market value of underlying securities as of the last trading day of fiscal 2006 ($22.32) minus the exercise price.

Equity Compensation Plan Information

The following table provides information regarding our equity compensation plans as of October 31, 2006.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options (a)		Weighted-Average Exercise Price of Outstanding Options (b)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column(a)) (c)
	(in thousands, except price per share amounts)
Equity Compensation Plans Approved by Stockholders(1)	10,580		$21.84	16,730
Equity Compensation Plans Not Approved by Stockholders	24,116	(2)	$19.67	—
Total	34,696	(3)	$20.33	16,730	(4)

(1)          Synopsys’ stockholder approved equity compensation plans include the 2006 Plan, 2005 Directors Plan, the 1994 Non-Employee Directors Stock Option Plan and the Employee Stock Purchase Plans.

(2)          Comprised of 23.5 million shares issuable upon the exercise of stock options outstanding under our 1998 Non-Statutory Stock Option Plan, which was terminated as to future grants in April 2006 and 0.6 million shares issuable upon the exercise of stock options outstanding under our 2005 Assumed Stock Option Plan.

(3)          Does not include information for outstanding options assumed in connection with acquisitions. As of October 31, 2006, a total of 2.3 million shares of our common stock were issuable upon exercise of such outstanding options at a weighted average exercise price of $ 17.16 per share.

(4)          Comprised of (1) 10.7 million shares remaining available for issuance under the 2006 Plan, (2) 673,000 shares remaining available for issuance under the 2005 Directors Plan, and (3) 5.4 million shares remaining available for issuance under the Employee Stock Purchase Plans as of October 31, 2006. No shares remain available for grant under the 1994 Non-Employee Directors Stock Option Plan, which expired in October 2004.

Description of Synopsys Stock Plans

Employee Stock Purchase Plan.   Under our Employee Stock Purchase Plan and International Employee Stock Purchase Plan (collectively, the “ESPP”), employees are granted the right to purchase shares of common stock at a price per share that is 85% of the lesser of the fair market value of the shares at (1) the beginning of a rolling two-year offering period or (2) the end of each semi-annual purchase period, subject to a plan limit on the number of shares that may be purchased in a purchase period. As of February 3, 2007, 5,390,588 shares of common stock were reserved for future issuance under the ESPP.

2006 Employee Equity Incentive Plan.   Our 2006 Employee Equity Incentive Plan (the “2006 Employee Plan”) provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights and other forms of equity compensation as determined by the plan administrator. The 2006 Employee Plan also provides the ability to grant performance stock awards and performance cash awards. We expect that options granted under this plan will have a term of seven years. As of February 3, 2007, an aggregate of 1,992,656 stock options were outstanding under this plan.

As a result of the stockholders’ approval of the 2006 Employee Plan, our 1992 Stock Option Plan, 1998 Non-Statutory Stock Option Plan and 2005 Assumed Stock Option Plan (collectively, the “Prior Plans”) have been terminated as to future grants. Should any options currently outstanding under such plans and plans assumed by Synopsys in acquisitions (30,295,430 as of February 3, 2007) expire unexercised, they shall become available for future grant under the 2006 Employee Plan.

An aggregate of 47,497,248 shares are reserved for issuance under the 2006 Employee Plan (inclusive of the options previously granted under the Prior Plans and options assumed by Synopsys in acquisitions). An aggregate of 9,971,664 shares were available for future issuance under the 2006 Employee Plan as of February 3, 2007.

1992 Stock Option Plan.   Under our 1992 Stock Option Plan (the “1992 Plan”), 38,866,356 shares of common stock were originally authorized for issuance. Pursuant to the 1992 Plan, the Board of Directors could grant either incentive or non-qualified stock options to purchase shares of common stock to employees or consultants, excluding non-employee directors, at not less than 100% of the fair market value of those shares on the grant date. Stock options granted under the 1992 Plan generally vest over a period of four years and expire seven to ten years from the date of grant. The 1992 Plan was terminated as to future grants in connection with approval of the 2006 Employee Plan. As of February 3, 2007, 6,938,125 stock options remained outstanding under this plan.

1998 Non-Statutory Stock Option Plan.   Under the Company’s 1998 Non-Statutory Stock Option Plan (the “1998 Plan”), 50,295,546 shares of common stock were originally authorized for issuance. Pursuant to the 1998 Plan, the Board could grant nonqualified stock options to employees or consultants, excluding executive officers. Exercisability, option price and other terms were determined by the Board but the option price could not be less than 100% of the fair market value of those shares on the grant date. Stock options granted under the 1998 Plan generally vest over a period of four years and expire seven to ten years from the date of grant. The 1998 Plan was terminated as to future grants in connection with approval of the 2006 Employee Plan. As of February 3, 2007, 20,759,402 stock options remained outstanding under this plan.

2005 Assumed Stock Option Plan.   Under our 2005 Assumed Stock Option Plan (formerly, the Nassda Corporation 2001 Stock Option Plan), (the “2005 Plan”), an aggregate of 3,427,529 shares of common stock were originally authorized for issuance. Pursuant to the 2005 Plan, the Board could grant nonqualified stock options to employees or consultants of Synopsys who either were (1) not employed by Synopsys or any of its subsidiaries on May 11, 2005 or (2) providing services to Nassda Corporation (or any subsidiary corporation thereof) prior to May 11, 2005. Exercisability, option price and other terms were determined by the Board but the option price could not be less than 100% of the fair market value of those shares on the grant date. Stock options granted under the 2005 Plan generally vest over a period of four years and expire seven to ten years from the date of grant. The 2005 Plan was terminated as to future grant in connection with approval of the 2006 Employee Plan. As of February 3, 2007, 1,093,239 stock options remained outstanding under this plan.

2005 Non-Employee Directors Equity Incentive Plan.   Our 2005 Directors Plan provides for annual equity awards to non-employee directors in the form of either stock options or restricted stock. We issued non-employee directors an aggregate of 34,512 shares of restricted stock. An aggregate of 76,572 shares of restricted stock were granted under the plan as of February 3, 2007. As of of February 3, 2007, no shares were outstanding and 673,428 shares of common stock were reserved for future grant under the 2005 Directors Plan.

1994 Non-Employee Directors Stock Option Plan.   An aggregate of 908,330 stock options remained outstanding under our 1994 Non-Employee Directors Stock Option Plan as of February 3, 2007, which expired as to future grants in October 2004.

Plans Assumed in Acquisitions.   Synopsys  has assumed certain option plans in connection with business combinations with respect to stock options outstanding at the time of such business combinations. Generally, the options granted under these plans have terms similar to Synopsys’ own options. The exercise prices of such options have been adjusted to reflect the relative exchange ratios. No shares are reserved for future grant under these plans, although should such options be canceled or expire unexercised, they shall become available for future grant under the 2006 Employee Plan. As of February 3, 2007, an aggregate of 1,504,664 such options were outstanding.

Change of Control Agreements and Named Executive Officer Employment Contracts

The following is a description of change of control provisions contained in our executive officer and director compensation arrangements and plans. Such provisions may be viewed as anti-takeover provisions, which may have the effect of discouraging a proposal to acquire of otherwise obtain control of Synopsys.

2006 Employee Equity Incentive Plan

Under our the 2006 Plan, if we are acquired or in the event of a change in control, including an acquisition of Synopsys by merger or asset sale, each outstanding option and award under the 2006 Plan will automatically become exercisable in full, unless the option is assumed by the successor corporation, or parent thereof, or replaced by a comparable option or award for shares of the capital stock of the successor corporation or parent thereof.

1992 Stock Option Plan

Under our 1992 Plan, if we are acquired or in the event of a change in control, including an acquisition of Synopsys by merger or asset sale, each outstanding option under the 1992 Plan will automatically become exercisable in full, unless the option is assumed by the successor corporation, or parent thereof, or replaced by a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof. In addition, in the event of a successful hostile tender offer for more than 50% of our outstanding shares of common stock or a change in the majority of our Board as a result of a contested election for membership on our Board, the administrator of the 1992 Plan has the authority to accelerate vesting of outstanding options or shares purchased under the 1992 Plan.

2005 Non-Employee Directors Equity Incentive Plan

Our non-employee directors receive equity awards under our 2005 Directors Plan. In the event of a corporate transaction, as such term is defined in the 2005 Directors Plan, each outstanding stock option and restricted stock award will automatically accelerate in full unless the stock option or our reacquisition rights with respect to the restricted stock award are assumed by or assigned to the successor corporation or its parent corporation. In the event of a change in control, as such term is defined in the 2005 Directors

Plan, each stock award under the 2005 Directors Plan will automatically vest as to all shares subject to the stock award immediately prior to the effective date of the change in control.

1994 Non-Employee Directors Stock Option Plan

Our 1994 Non-Employee Directors Stock Option Plan was the predecessor to the 2005 Directors Plan. This plan expired in October 2004. An aggregate of 908,330 options remain outstanding under such plan and are held by non-employee directors. Under such  plan, in the event of a change of control or corporate transaction, as such terms are defined in the plan, all outstanding options become fully vested and exercisable as of the date of such change of control or corporate transaction.

Executive Employment Arrangements

Employment Agreements. We entered into employment agreements, effective October 1, 1997 and amended in March 2006, with our Chairman and Chief Executive Officer and our President and Chief Operating Officer. Each employment agreement provides that if such officer is terminated involuntarily other than for cause within 24 months of a change of control, (a) such officer will be paid an amount equal to two times the sum of such officer’s annual base pay plus his target cash bonus and the cash value such officer’s health benefits for an 18-month period, and (b) all stock options held by such officer will immediately vest in full. If the officer is terminated involuntarily other than for cause in any other situation, the officer will receive a cash payment equal to the sum of the officer’s annual base pay for one year plus his target cash bonus for such year and cash value of such officer’s health benefits for 12 months. The terms “involuntary termination,” “cause” and “change of control” are defined in the employment agreements, which have been filed with the SEC.

Executive Change of Control Severance Benefit Plan.   In March 2006, Synopsys approved an Executive Change of Control Severance Benefit Plan (the “Change of Control Plan”) in order to provide certain benefits to executive officers of Synopsys in the event of a qualifying termination of employment following a change of control transaction involving Synopsys. The Change of Control Plan provides that in the event a covered executive is involuntarily or constructively terminated within 12 months after a change of control of Synopsys, the executive shall receive: (1) a cash severance payment equal to one year of base salary plus one to two times the executive’s target annual bonus depending upon the timing of the termination within Synopsys’ fiscal year; (2) a cash payment equal to the cost of health care premiums for one year; and (3) full acceleration of all unvested stock options and other stock awards held by the executive at the time of termination. Executives shall be subject to an 18 month non-competition agreement and must sign a release in order to receive benefits should a qualifying termination occur. The Change of Control Plan does not provide for any severance benefits unless the executive’s termination occurs following a change of control of Synopsys. Similarly, the Change of Control Plan does not provide any benefits if the termination is for cause.

Certain Relationships and Related Transactions

During fiscal 2006, former director A. Richard Newton, who was a member of our Board from 1987 through 1991 and from 1995 through 2006, provided advice to us, at our request, concerning long-term technology strategy and industry development issues, as well as assistance in identifying opportunities for partnerships with academia. Dr. Newton was a Professor of Electrical Engineering and Computer Science and Dean of the College of Engineering at the University of California, Berkeley. In September 2006, we amended our agreement with Dr. Newton to reduce his annual compensation from $180,000 per year to $100,000 per year. Dr. Newton passed away in January 2007.

We have entered into indemnification agreements with our executive officers and directors for the indemnification of, and advancement of expenses to, these persons to the fullest extent permitted by Delaware law. We also intend to execute these agreements with our future directors and executive officers.

REPORT OF THE COMPENSATION COMMITTEE

The following is the report of the Compensation Committee describing the compensation policies governing compensation paid to Synopsys’ executive officers during fiscal 2006. The material in this report shall not constitute “soliciting material,” shall not be deemed “filed” with the SEC and is not to be incorporated by reference into any other Synopsys filing under the Securities Act or the Exchange Act, except to the extent Synopsys specifically incorporates this report by reference therein.

Executive Compensation

Purpose of the Compensation Committee

The Compensation Committee determines compensation levels for Synopsys’ executive officers for each fiscal year based upon a consistent set of guidelines. As required by Nasdaq rules, the Compensation Committee reviews and approves all compensation and awards payable to executive officers, including base salary, cash bonus and equity compensation.

Composition of Compensation Committee

The Compensation Committee consists of Messrs. Chizen (chair) and Walske, both of whom satisfy the independence criteria of the SEC and listing standards of Nasdaq for serving on a Board committee that determines executive officer compensation.

Objectives of the Compensation Program

The objectives of the compensation program established by the Compensation Committee are: (1) to provide competitive compensation which attracts and retains high-quality executive officers; (2) to create a direct link between individual compensation and the achievement of business plans and key objectives; (3) to motivate executives to achieve superior performance and deliver results above plan; and (4) align the interest of executives and our stockholders through the use of long-term incentives while effectively managing shareholder dilution.

Elements of Compensation

Each executive officer’s compensation package is comprised of three elements: (1) base salary; (2) a cash bonus tied to Synopsys’ achievement of certain financial targets and individual performance; and (3) equity compensation, in the form of periodic grants of stock options or restricted stock units under Synopsys’ stock option plans.

Base Salary.   In establishing the base salary for each executive officer, the Compensation Committee considers (1) compensation data from peer group companies, (2) each executive officer’s performance relative to corporate, business group and individual objectives, (3) each executive officer’s responsibility level and objectives for the ensuing year, and (4) each executive officer’s base compensation relative to other Synopsys executive officers. As a result of its analysis of these factors, the Compensation Committee determined not to increase base salaries of any of Synopsys’ executive officers during fiscal 2006 other than those of the Chief Executive Officer and one other executive officer. The Compensation Committee believes that current executive officer base salaries are reasonable in light of the factors described above.

Bonus Compensation.   In March 2006, the Compensation Committee approved an Executive Incentive Plan (“EIP”) for the year. The EIP establishes the performance goals and weightings against which related achievement will fund the bonus pool available for all executive officers, excluding Synopsys’ Senior Vice President of Worldwide Sales, and the Senior Vice President of Worldwide Application Services for whom the Compensation Committee approved individual compensation plans that are driven primarily by revenue, accepted orders and individual objectives. The EIP is funded at different levels depending on the extent of Synopsys’ achievement of certain target levels of accepted orders, revenue, deferred revenue, expenses, business objectives and business unit contributions, with a target amount of funding if Synopsys achieves its financial targets in full. If Synopsys does not fully achieve the targets, then the actual bonus pool is less than the target pool. If Synopsys exceeds its targets, then the actual pool is greater than the target pool. If Synopsys’ level of achievement is below 90%, the bonus pool is not funded, and therefore no bonuses are payable under the EIP. The EIP contains an “accelerator” feature such that Synopsys’ over or under achievement of its targets yields more than a proportional increase or decrease in the target bonus pool. In any case, the total bonus pool is capped at 150% of the target pool. The Compensation Committee believes this compensation structure provides significant incentive for management to maximize its efforts since higher levels of performance will lead to greater overall bonus availability. Following the end of the fiscal year, when financial results and, therefore, the total bonus pool is known, the Compensation Committee determines the actual bonus to be paid to each executive officer based upon his or her individual performance during the fiscal year.

In addition to the standard executive incentive plan, during fiscal 2006, the Compensation Committee approved the Operative Plan Incentive (“OPI”), which provides for fixed cash bonuses payable and stock option grants vested upon Synopsys’ achievement of certain operating margin targets for fiscal 2006 and fiscal 2007. The targets for fiscal 2006 were achieved and, as a result, the cash bonuses and stock option grants were paid and vested. The Compensation Committee believes that such plan separately motivates executive officers to effectively manage their business units and to increase overall corporate financial performance.

As a result of their assessment of the named executive officers’ performance during fiscal 2006 and application of Synopsys 2006 financial results to the OPI, the Compensation Committee approved payment of the bonuses set forth in the Summary Compensation Table above in December 2006. As a result of Synopsys’ overachievement of its financial targets for fiscal 2006, all of such bonuses were in excess of such individuals’ target bonuses. The Compensation Committee believes that such levels of bonus compensation fairly reflect achievement of the named executive officers during the year.

Equity Compensation.   The Compensation Committee believes that equity based compensation closely aligns the interests of executive officers with those of stockholders. The Compensation Committee awards equity compensation to Synopsys’ executive officers in the form of stock options and restricted stock units. The exercise price of stock options is 100% of the fair market value of the common stock on the date of grantand restricted stock units are valued at 100% of the fair market value of the underlying common stock. Most awards vest in a series of monthly installments over four years provided that the executive officer continues his or her employment with Synopsys, although some grants, including those granted pursuant to the OPI, vest upon Synopsys’ achievement of certain financial results.

The Compensation Committee determines the size of each award by considering, among other things, Synopsys’ financial performance, the performance of the executive officer’s individual business unit and the officer’s individual performance. The Compensation Committee also considers the executive officer’s responsibility level, the value of awards granted to similarly situated executive officers of comparable companies and the executive officer’s existing holdings of unvested equity awards. The Compensation Committee believes that the equity compensation awarded to its executive officers during fiscal 2006 was reasonable in light of the factors described above.

Chief Executive Officer’s Compensation

Similar to other executive officers, the Compensation Committee sets the base salary for the Chief Executive Officer based upon a number of factors, including his performance during the year and base salaries for chief executive officers of comparable companies. As a result of its review, the Compensation

Committee increased Dr. de Geus’ base salary from $420,000 to $450,000 in December 2005. The Compensation Committee believes that this base salary paid to is reasonable in light of the factors considered by the Compensation Committee.

The Compensation Committee awarded Dr. de Geus a bonus of $1,257,000 under the EIP and OPI, which amount was in excess of Dr. de Geus’ target bonus. The Compensation Committee believes this amount was reasonable in light of Dr. de Geus’ contribution to Synopsys’ overachievement of its financial targets for the year.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) places a $1 million limit on the tax deductibility of compensation paid to Synopsys’ named executive officers. Under the 1992 Plan and 2006 Employee Equity Incentive Plan, under which most executive officers’ options have been granted, compensation deemed paid to an executive officer when he or she exercises an outstanding option qualifies as performance-based compensation, and is therefore not subject to the $1 million limitation. However, compensation deemed paid to an executive officer when he or she exercises an outstanding option under the 1998 Plan, under which some options have been granted to executive officers prior to the time they began serving as such, does not so qualify and is subject to the $1 million limitation. We expect that a portion of the compensation paid and deemed paid to two of the named executive officers in fiscal 2006 will fail to qualify for a tax deduction as a result of Section 162(m).

COMPENSATION COMMITTEE
Bruce R. Chizen, Chair Steven C. Walske

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2006, the Compensation Committee consisted of Mr. Chizen (Chair) and Mr. Walske. Neither member is an officer or employee of Synopsys, and none of our executive officers serve as a member of a compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee. Each of our directors has purchased and holds Synopsys securities.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee shall not constitute “soliciting material,” shall not be deemed “filed” with the SEC and is not to be incorporated by reference into any of other Synopsys filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

Communications with Management and Independent Registered Public Accounting Firm

The Audit Committee has reviewed and discussed our audited financial statements with management. In addition, the Audit Committee has discussed with KPMG LLP, Synopsys’ independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees” which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received written disclosures about independence matters in the letter from KPMG LLP confirming that it was independent with respect to Synopsys under all relevant professional and regulatory standards, and the Audit Committee has discussed KPMG LLP’s independence from Synopsys, including whether KPMG LLP’s provision of non-audit services was compatible with that independence.

Committee Member Independence and Financial Expert

The Audit Committee is comprised of Ms. Coleman (Chair), Dr. Somekh and Mr. Vallee, all of whom satisfy the independence criteria of the Nasdaq listing standards for serving on an audit committee. SEC regulations require Synopsys to disclose whether its Board has determined that a director qualifying as a “financial expert” serves on the Synopsys’ Audit Committee. Synopsys’ Board has determined that Ms. Coleman and Mr. Vallee both qualify as financial experts within the meaning of such regulations.

Recommendation Regarding Financial Statements

Based on the review and discussions referred to above, the Audit Committee unanimously recommended to our Board that Synopsys’ audited fiscal 2006 financial statements be included in its Annual Report on Form 10-K for fiscal 2006.

AUDIT COMMITTEE
Deborah A. Coleman, Chair Sasson Somekh Roy Vallee

Performance Graph

The following graph compares the cumulative total return to stockholders of our common stock from October 31, 2001 through October 31, 2006 to the cumulative total return of (1) the S&P 500 Index and (2) the S&P Information Technology Index over the same period, assuming the investment of $100 in shares of our common stock and in both of the indices, and reinvestment of all dividends. This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing, except to the extent we specifically incorporate this section by reference therein.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG LLP, our independent registered public accounting firm, to audit our consolidated financial statements for fiscal 2007. KPMG LLP has audited our consolidated financial statements since fiscal 1992. Stockholders are being asked to ratify the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for fiscal 2007.

A KPMG LLP representative is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the votes cast at a duly held stockholders’ meeting at which there is a quorum. Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our Restated Bylaws or otherwise. However, our Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firm at any time if they determine that such a change would be in the best interests of Synopsys and its stockholders.

Fees of KPMG LLP

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Synopsys’ annual financial statements for fiscal 2006 and 2005, and fees billed for all other services rendered by KPMG LLP during such fiscal years.

	Year Ended October 31,
	2006	2005
	(in thousands)
Audit fees	$3,329	$4,037
Audit-related fees(1)	256	291
Tax fees(2)	24	12
Total fees	$3,609	$4,340

(1)          Consists of fees for due diligence services.

(2)          Consists of fees for international tax compliance services relating to certain foreign subsidiaries.

Audit Committee Pre-Approval Policy for Non-Audit Fees

As required by Section 10A(i)(1) of the Exchange Act, all non-audit services to be performed by Synopsys’ principal accountants must be approved in advance by the Audit Committee of the Board of Directors, subject to certain exceptions relating to non-audit services accounting for less than five percent of the total fees paid to its principal accountants which are subsequently ratified by the Audit Committee (the “De Minimus Exception”). In addition, pursuant to Section 10A(i)(3) of the Exchange Act, the Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services provided the Chairperson report the details of the services to the full Audit Committee at its next regularly scheduled meeting. None of the non-audit services performed by KPMG during fiscal 2006 were performed pursuant to the De Minimus Exception during fiscal 2006 or 2005.

Recommendation

Our Board unanimously recommends that our stockholders vote FOR the ratification of the selection of KPMG LLP to serve as our independent registered public accounting firm for fiscal 2007.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and greater than ten percent beneficial owners of our stock to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and greater than ten percent stockholders are required by SEC regulations to furnish Synopsys with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the Forms 3, 4 and 5 filed by or received from its reporting persons (or written representations received from such persons), Synopsys believes that each of its directors, executive officers and greater than ten percent beneficial owners of its stock during fiscal 2006 complied with all filing requirements applicable to such persons, except that Vicki Andrews, former Senior Vice President, Worldwide Sales, failed to file a Form 4 timely with respect to the exercise and sale of stock options on one occasion in June 2006 due to a broker communication error, and Paul Lo, Senior Vice President, Analog/Mixed-Signal Group, failed to timely file a Form 3 reporting his initial ownership of Synopsys securities in September 2006 due to a Synopsys administrative error.

Stockholder Communications with Board

Although we have not to date developed formal processes by which stockholders may communicate directly to directors, our Board believes its informal process, in which all communications sent to our Board or one or more individual members in care of the Chief Executive Officer or Corporate Secretary are delivered directly and promptly to our Board without being subject to pre-screening, has served our Board’s and stockholders’ needs to date. Although the Governance Committee may in the future develop more specific procedures, until any other procedures are developed and posted on our corporate website, any communication to our Board or one or more individual members should be sent to: Corporate Secretary, Synopsys, Inc., 700 East Middlefield Road, Mountain View, California 94043.

Board Attendance at Stockholders’ Meetings

Dr.   de Geus attended the 2006 Annual Meeting of Stockholders. No other directors attended. We do not have a written policy regarding Board attendance at annual meetings of stockholders. We expect that all of the members of our Board will attend the 2007 Annual Meeting.

Consideration of Stockholder Recommendations for Candidates for Election to our Board

If a stockholder wishes to recommend a candidate for nomination to our Board, he or she should forward the name of that nominee and related personal information to the Governance Committee, in care of the Corporate Secretary, at least six months before the next annual meeting to assure time for meaningful consideration by the Governance Committee. See also “Deadline for Receipt of Stockholder Proposals” for procedural requirements and deadlines for nominations. Prior to or at the time the Governance Committee approves the agenda for each stockholder meeting, the Governance Committee evaluates all nominees for director, including any nominee that may have been properly proposed by stockholders. The Governance Committee has not, to date, adopted a formal process for consideration of stockholder nominees because it believes this informal consideration process has been adequate given the lack of stockholder nominations in the past. However, the Governance Committee intends to review periodically whether a more formal policy should be adopted.

The Governance Committee has no stated specific or minimum qualifications that must be met by a Board candidate, and the Governance Committee uses the same selection criteria regardless of whether the candidate has been recommended by a stockholder or identified by the Governance Committee. However, all candidates for election or reelection should (1) have sufficient experience in the electronic design automation, semiconductor, electronics or technology industries to enable them to effectively help create and guide Synopsys’ business strategy, (2) be prepared to participate fully in Board activities, including preparation for, attendance at and active participation in, meetings of the Board, (3) not hold positions that would conflict with their responsibilities to Synopsys, and (4) have a high degree of personal integrity and interpersonal skills. In addition, each candidate should also be prepared to represent the best interests of all of Synopsys’ stockholders and not just one particular constituency. Finally, the Nasdaq listing standards and our own corporate guidelines require than at least a majority of members of the Board qualify as independent directors in accordance with such standards.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for fiscal year ended October 31, 2006, which constitutes our Annual Report to Stockholders, has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Such Annual Report is not incorporated into this Proxy Statement and shall not be considered proxy solicitation material.

Stockholders may also request a copy of the Form 10-K, without charge, by writing to: Corporate Secretary, Synopsys, Inc., 700 East Middlefield Road, Mountain View, California 94043. The Form 10-K has also been filed with the SEC and may be accessed from the SEC’s homepage (www.sec.gov).

Deadline for Receipt of Stockholder Proposals

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed Proxy intend to vote the shares they represent as our Board may recommend. By executing the enclosed Proxy, stockholders grant such persons discretionary authority with respect to such other matters.

Our stockholders who wish to have one or more proposals included in our proxy statement and proxy relating to our 2008 Annual Meeting of Stockholders must send notification to us so that such notice is received no later than October 17, 2007; provided that, if we change the date of our 2008 Annual Meeting of Stockholders by more than 30 days, such notice must be delivered to us a reasonable time before the solicitation is made. Any such submissions must contain all of the information required by the proxy rules of the SEC and should be sent to: Corporate Secretary, Synopsys, Inc., 700 East Middlefield Road, Mountain View, California 94043. Our stockholders who intend to present one or more proposals at our 2008 Annual Meeting of Stockholders, including nominations to our Board of persons other than those nominated by our Board, must send notification to us, to: Corporate Secretary, Synopsys, Inc., 700 East Middlefield Road, Mountain View, California 94043, so that such notice is received no later than November 26, 2007 in order that they may be timely under our Bylaws; provided that, if we change the date of our 2008 Annual Meeting of Stockholders by more than 30 days, such notice must be delivered to us a reasonable time before the solicitation is made. A stockholder’s notice to us must include, with respect to each matter the stockholder proposes to bring before the annual meeting: (1) a brief description of the matter and the reasons for conducting such business at the annual meeting; (2) the name and address of the stockholder, as they appear on our books; (3) the number of shares beneficially owned by the stockholder; (4) any material interest of the stockholder in the proposal; and (5) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act. Nominations of persons to our Board at the 2008 Annual Meeting of Stockholders must also be made by the date specified above and include with respect to each nomination and the nominating stockholder: (a) the name, age, business address and residence address of such person; (b) the principal occupation or employment of such person; (c) the class and number of our shares which are beneficially owned by such person; (d) a description of all arrangements or understandings between the stockholder and each nominee and other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and (e) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required under the Exchange Act.

The chairman of the Annual Meeting may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. A number of brokers with account holders who are our stockholders “household” our proxy materials in this manner. Therefore, a single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker and our investor relations department in writing at 700 East Middlefield Road, Mountain View, California 94043, by email at invest-info@synopsys.com or by telephone at (650) 584-4257. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Dated: February 20, 2007	THE BOARD OF DIRECTORS

Appendix A

CHARTER FOR THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF SYNOPSYS, INC.
(revised December 5, 2006)

PURPOSE

The Audit Committee is appointed by the Board of Directors of Synopsys, Inc. (the “Company”) to act on behalf of the Board in fulfilling its financial oversight responsibilities relating to:  (i) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (ii) the performance of the internal audit services function; (iii) the annual independent audit of the Company’s financial statements and internal control over financial reporting, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) the compliance by the Company with legal and regulatory requirements that pertain to the Company’s financial statements and systems of internal control over financial reporting, including the Company’s disclosure controls and procedures; (v) the evaluation of enterprise risk issues; and (vi) the fulfillment of the other responsibilities set out herein and as the Board of Directors may from time to time prescribe. In addition, the Audit Committee shall serve as the “qualified legal compliance committee” of the Company within the meaning of Part 205 of Chapter II of Title 17 of the Federal Register (in such capacity, the “QLCC”). The approval of this Audit Committee Charter shall be construed as a delegation of authority to the Audit Committee with respect to the responsibilities set forth herein.

MEMBERSHIP AND MEETINGS

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall meet the independence requirements set forth in (i) the rules of The Nasdaq Stock Market (the “Nasdaq Rules”), and (ii) the rules of the Securities and Exchange Commission (“SEC”), one of whom shall be designated by the Board as Chairperson; provided, however, that under exceptional and limited circumstances permitted by the Nasdaq Rules, one member need not meet the independence requirements. All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements at the time of appointment. Additionally, at least one member shall have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a principal financial officer or other senior officer with financial oversight responsibilities which results in the member’s financial sophistication.

The Audit Committee shall meet at least four times annually.

AUTHORITY

The Audit Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Audit Committee to discharge his or her responsibilities hereunder, and to investigate any matter brought to its attention within the scope of its duties. The Audit Committee shall have authority to retain, at the Company’s expense, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties as set forth in Section 10A(m)(5) of the Securities Exchange Act of 1934 (the “Act”). The Audit Committee shall have authority to require that any of the Company’s personnel, counsel, auditors or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Audit Committee or meet with any member of the Audit Committee or any of its special legal, accounting or other advisors and consultants. The Audit Committee shall have the authority to pay, out of Company funds, ordinary administrative expenses that, as determined by the Audit Committee, are necessary or appropriate in carrying out its duties.

RESPONSIBILITIES AND DUTIES

In carrying out its duties and responsibilities, the Audit Committee’s policies and procedures should remain flexible in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality. To implement the Audit Committee’s responsibilities and duties, the Audit Committee shall be charged with the functions and processes set forth below, with the understanding, however, that the Audit Committee may supplement or (except as otherwise required by law or the applicable Nasdaq Rules) deviate from these activities as appropriate under the circumstances.

Audit/Internal Controls

1.                Meet with the outside auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the outside auditors.

2.                Meet with the representatives of the Company’s independent auditors, both with and without members of management present. Among the items to be discussed in these meetings are the outside auditors’ evaluation of the Company’s financial and accounting personnel and the cooperation that the outside auditors receive during the course of the audit.

3.                Review with the outside auditors and the Company’s financial and accounting personnel the adequacy and effectiveness of the internal control over financial reporting of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

4.                Review with the independent auditors any problems or difficulties the auditors may have encountered in connection with the annual audit or otherwise and any management letter provided by the auditors and the Company’s response to that letter. Such review shall address any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, any disagreements with management regarding generally accepted accounting principles (“GAAP”) and other matters, material adjustments to the financial statements recommended by the independent auditors and adjustments that were proposed but “passed”, regardless of materiality. The Audit Committee shall be directly responsible for the resolution of any conflicts or disagreements between management and the independent auditors regarding financial reporting, accounting practices or policies.

5.                Oversee the internal audit function of the Company, including consultation with the internal auditor to determine areas for review and audit, review of the activities of the internal audit function, review of significant reports prepared by the internal audit department together with management’s response and follow-up to these reports, and the coordination of the internal audit program with the independent auditors, with particular attention to the balance between independent and internal auditing resources. The Audit Committee shall meet privately with the internal auditor as necessary. The Audit Committee shall annually review the experience and qualifications of the senior members of the internal auditors and the quality control procedures of the internal auditors.

6.                Discuss, periodically, policies for risk assessments and risk management with members of the Treasury and Internal Audit groups.

Financial Statements

7.                Review and discuss with management and outside auditors the release of the annual and quarterly financial results (which function may be performed by the Chairperson of the Audit Committee on behalf of the Audit Committee in the case of quarterly financial results).

8.                Review with management and the outside auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), any audit adjustments noted or proposed by the auditors (whether “passed” or implemented in the financial statements), the adequacy of the disclosures in the financial statements, any significant changes to the Company’s accounting principles and any other items required to be communicated by the independent auditors in accordance with Statement of Accounting Standards 61. Based on such review and discussion as well as the actions taken under Section 9 below, the Audit Committee shall make a determination whether to recommend to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

9.                Review with the auditors and management significant issues that arise regarding accounting principles and financial statement presentation, including the effect of new or proposed regulatory and accounting initiatives on the Company’s financial statements and other public disclosures.

Outside Auditors

10.         The Audit Committee shall have the sole authority to approve the hiring and firing of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent auditors. The Audit Committee shall have sole authority for the oversight of the independent auditors and shall review the performance of the Company’s independent auditors annually. In doing so, the Audit Committee shall consult with management and shall obtain and review a report by the independent auditors describing their internal control procedures, issues raised by their most recent internal quality control review, or peer review (if applicable). The Audit Committee shall consider whether it is appropriate to adopt a policy of rotating independent auditors on a periodic basis.

11.         Pre-approve all audit and permissible non-audit services (as set forth in Section 10A(i)(1) of the Act) to be provided to the Company by the independent auditors (or subsequently approve non-audit services in those circumstances where a subsequent approval is necessary and permissible). As permitted pursuant to Section 10A(i)(3) of the Act, authority for such preapproval (and subsequent approval when permitted) may be delegated to one or more Audit Committee members, provided, however, that all approvals pursuant to this delegated authority be presented to the full Audit Committee at its next meeting.

12.         Annually receive from outside auditors a formal written statement delineating all relationships between the outside auditors and the Company, consistent with the Independence Standards Board Standard 1, and actively engage in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors and take or recommend that the full Board take appropriate action to oversee the independence of the auditors.

13.         Monitor the rotation of the partners of the auditors on the Company’s audit engagement team as required by applicable law.

14.         Consider, and if deemed appropriate, adopt a policy regarding Audit Committee pre-approval of employment by the Company of individuals formerly employed by the Company’s auditors and engaged on the Company’s account.

QLCC

15.         Adopt written procedures for the confidential receipt, retention, and consideration of any report of evidence of a material violation of an applicable U.S. federal or state securities law, a material breach of fiduciary duty arising under U.S. federal or state law, or a similar material violation of any U.S. federal or state law (a “material violation”).

16.         The Audit Committee, as QLCC, has the authority and responsibility (i) to inform the Company’s Vice President and General Counsel and Chief Executive Officer (or the equivalents thereof) of any report of evidence of a material violation (unless doing so would be futile, within the meaning of 17 CFR 205.3(b)(4)); (ii) to determine whether an investigation is necessary regarding any report of evidence of a material violation by the Company, its officers, directors, employees or agents and, if it determines an investigation is necessary or appropriate, to:  (A) notify the full Board; (B) initiate an investigation, which may be conducted either by the Vice President and General Counsel (or the equivalent thereof) or by outside attorneys; and (C) retain such additional expert personnel as the Audit Committee deems necessary; and (iii) at the conclusion of any such investigation, to:  (A) recommend, by majority vote, that the Company implement an appropriate response to evidence of a material violation; and (B) inform the Vice President and General Counsel and the Chief Executive Officer (or the equivalents thereof) and the Board of Directors of the results of any such investigation under this section and the appropriate remedial measures to be adopted.

The Audit Committee, as QLCC, has the authority and responsibility, acting by majority vote, to take all other appropriate action, including the authority to notify the Securities and Exchange Commission in the event that the Company fails in any material respect to implement an appropriate response that the Audit Committee has recommended the Company to take.

Charter

17.         Review and reassess the adequacy of this charter once each year and, if appropriate, make recommendations to the Board as to changes to this charter as the Audit Committee may deem necessary or advisable. Periodically evaluate the Audit Committee’s performance and measure against best practices.

Other Responsibilities

18.         Provide oversight assistance in connection with legal and ethical compliance programs as established by management and the Board as requested by management.

19.         Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters (as set forth in Section 10A(m)(4) of the Act).

20.         Review and approve related party transactions as such term is used by SFAS No. 57 or as otherwise required to be disclosed in the Company’s financial statements or periodic filings with the Securities and Exchange Commission other than (A) grants of stock options made by the Board or any committee thereof or pursuant to an automatic grant plan, or (B) payment of compensation authorized by the Board or any committee thereof. Related party transactions shall include transactions with “related persons” required to be disclosed pursuant to Item 404 of

Regulation S-K promulgated by the SEC. It is management’s responsibility to bring such related party transactions to the attention of the members of the Audit Committee.

21.         Annually prepare a report to stockholders as required by the rules and regulations of the SEC to be included in the Company’s annual proxy statement.

22.         Review and approve minutes of meetings and review the matters discussed at each such meeting with the Board of Directors.

23.         Take such other actions as may be necessary or appropriate under the Nasdaq Rules or the rules of the SEC or to otherwise fully and efficiently discharge the functions set forth above.

COMPENSATION

Members of the Audit Committee shall receive such fees, if any, for their service as Audit Committee members as may be determined by the Board of Directors in its sole discretion. Such fees may include retainers or per meeting fees. Fees may be paid in such form of consideration as is determined by the Board of Directors.

Members of the Audit Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board of Directors or any committee thereof.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

>	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEHONE, FOLD ALONG THE PERFORATION, DETACH >
AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

	For	Withhold		For	Withhold
01 – Aart J. de Geus	☐	☐	05 – Sasson Somekh	☐	☐

02 – Chi-Foon Chan	☐	☐	06 – Roy Vallee	☐	☐

03 – Bruce R. Chizen	☐	☐	07 – Steven C. Walske	☐	☐

04 – Deborah A. Coleman	☐	☐

	For	Against	Abstain
2. To ratify the appointment by our Audit Committee of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2007.	☐	☐	☐

Non-Voting Items
Change of Address – Please print new address below.

Authorized Signatures –This section must be completed for your vote to be counted. Date and Sign Below

  Please sign exactly as name(s) appears hereon. Joint holders should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
__/__/____

>   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED  >   ENVELOPE.

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Proxy – Synopsys, Inc.

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE SYNOPSYS, INC. (SYNOPSYS) BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MARCH 23, 2007.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on March 23, 2007, Proxy Statement, and Annual Report on Form 10-K for fiscal 2006, and appoint Aart de Geus and Brian M. Beattie, and each of them individually, the proxy of the undersigned, each with full power of substitution, to vote all Synopsys common shares that the undersigned is entitled to vote, either on his or her own behalf or of any entity or entities, at the Synopsys annual meeting of stockholders to be held at Synopsys’ offices located at 700 East Middlefield Road, Building C, Mountain View, California on Friday, March 23, 2007 at 8:00 a.m. local time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present.  The shares represented by the proxy shall be voted in the manner set forth on the reverse side.

THE SYNOPSYS BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS LISTED ON THE REVERSE.  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE.  IF NO SPECIFICIATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED ON THE REVERSE, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP, AND IN THE PROXY HOLDERS’ DISCRETION, ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)